exhibit 10.6.3

amendment to the

CINeRGY Corp. excess pension plan

The Cinergy Corp. Excess Pension Plan, as amended and restated effective as of December 31, 2008, as subsequently amended (the “Plan”), is hereby amended effective as of the close of December 31, 2012, or such other date specified below.

(1)            Explanation of Amendment

The Plan is amended to (i) reflect the merger of the Cinergy Corp. Non-Union Employees’ Pension Plan into the Duke Energy Retirement Cash Balance Plan, (ii) reflect a change in the interest crediting rate, and (iii) update actuarial factors for certain optional forms to reflect more recent mortality and interest rate experience.

(2)            Amendment

(a)            Section 2.9 of the Plan is amended in its entirety to read as follows:

“2.9          “Cinergy Pension Plan” means, the following:

(a)            For purposes of Part II, (i) for periods prior to the close of December 31, 2012 (i.e., the effective date of the merger of the Cinergy Corp. Non-Union Employees’ Pension Plan into the Duke Energy Retirement Cash Balance Plan), the Cinergy Corp. Non-Union Employees’ Pension Plan as in effect from time to time, and (ii) for periods after the close of December 31, 2012, the provisions (as such provisions are in effect from time to time) of the Duke Energy Retirement Cash Balance Plan that apply to participants in the Cinergy Corp. Non-Union Employees’ Pension Plan who had their benefit transferred to the Duke Energy Retirement Cash Balance Plan.

(b)            For purposes of Part I, the Cinergy Corp. Non-Union Employees’ Pension Plan as in effect on October 3, 2004, without giving effect to amendments adopted thereafter except that (i) the update to actuarial factors to reflect more recent mortality and interest rate experience as provided in paragraphs (a) and (b) of Section 2 of the Sixth Amendment to the Cinergy Corp. Non-Union Employees’ Pension Plan shall apply and (ii) the 3.8% interest crediting floor under the investor and cash balance programs as required by the IRS for issuing a favorable determination letter and as provided in the Amendment to the Cinergy Corp. Non-Union Employees Pension Plan dated April 11, 2012.”

(b)            Section 2.19 of the Plan is amended in its entirety to read as follows:

“2.19        “Interest Factor” means the interest rate determined by the formula (1+i), raised to the one-twelfth (1/12th) power, minus one (1), where “i” equals the following:

(a)            For benefits accrued on or after January 1, 2013, four percent (4%).

(b)            For benefits accrued prior to January 1, 2013, the yield on 30-year Treasury Bonds as published in the Federal Reserve Statistical Release H.15 for the end of the third full business week of the month prior to the beginning of the calendar quarter for which the monthly accrual is being applied, but not more than an annual percentage rate of nine percent (9%) and not less than an annual percentage rate of four percent (4%).”

(c)            Section 4.3 of the Plan is amended in its entirety to read as follows:

“4.3          Part A Benefit.  Each eligible Participant’s Part A Benefit shall be determined in the same manner as a Traditional Program Benefit, but only with respect to the eligible Participant’s Part A – Prior Benefit as provided under the Cinergy Pension Plan (and which is described in Article 28 of the Cinergy Pension Plan as in effect as of December 31, 2012).”

IN WITNESS WHEREOF, Duke Energy Corporation has caused this Amendment to be executed effective as of the date specified below.

DUKE ENERGY CORPORATION

By:            /s/ JENNIFER L. WEBER____________________

Title:         Executive Vice President and

Chief Human Resources Officer

Date:        December 26, 2012